Exhibit 10.39

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) between Ciphergen Biosystems, Inc., a Delaware corporation (the “Company”) and Gail Page (“Executive,” and together with the Company, the “Parties”) is effective as of August 8th, 2005 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive as President and Chief Operating Officer of the Company and Executive is willing to accept such employment by the Company on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.             Position.  The Company will employ Executive as President and Chief Operating Officer of Ciphergen Biosystems, Inc..  In this position, Executive will be expected to devote Executive’s full business time, attention and energies to the performance of Executive’s duties with the Company.  Executive may devote time to outside Board or advisory positions as pre-approved by the Chief Executive Officer of Ciphergen Biosystems, Inc.  Executive will render such business and professional services in the performance of such duties, consistent with Executive’s position within the Company, as shall be reasonably assigned to Executive by the Company’s CEO or Board of Directors.

2.             Compensation.  The Company will pay Executive a base salary of $280,000 on an annualized basis, payable in accordance with the Company’s standard payroll policies, including compliance with applicable tax withholding requirements.  In addition, Executive will be eligible for a bonus of up to 40% of Executive’s base salary for achievement of reasonable performance-related goals to be defined by the Company’s CEO or Board of Directors.   The exact payment terms of a bonus, if any, are to be set by the Compensation Committee of the Board of Directors, in its sole discretion.

3.             Benefits.  During the term of Executive’s employment, Executive will be entitled to the Company’s standard benefits covering employees at Executive’s level, including the Company’s group medical, dental, vision and term life insurance plans, section 125 plan, employee stock purchase plan and 401(k) plan, as such plans may be in effect from time to time, subject to the Company’s right to cancel or change the benefit plans and programs it offers to its employees at any time.  In addition, the Executive will receive an annual car allowance of $10,000.

4.             At-Will Employment.  Executive’s employment with the Company is for an unspecified duration and constitutes “at-will” employment.  This employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or Executive, with or without notice.

5.             Termination without Cause or for Good Reason.  In the event the Company terminates Executive’s employment for reasons other than for Cause (as defined below) or Executive terminates her employment for Good Reason (as defined below), and provided that Executive signs

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and does not revoke a standard release of all claims against the Company, and does not breach any provision of this Agreement (including but not limited to Section 10 and Section 11 hereof) or the PIIA, as hereinafter defined, Executive shall be entitled to receive:

(i)            continued payment of Executive’s base salary as then in effect for a period of twelve (12) months following the date of termination (the “Severance Period”), to be paid periodically in accordance with the Company’s standard payroll practices;

(ii)           continuation of Company health and dental benefits through COBRA premiums paid by the Company directly to the COBRA administrator during the Severance Period; provided, however, that such premium payments shall cease prior to the end of the Severance Period if Executive commences other employment with reasonably comparable or greater health and dental benefits.

Executive will not be eligible for any bonus, vesting of stock options or other benefits not described above after termination, except as may be required by law.

6.             Termination After Change of Control. If Executive’s employment is terminated by the Company for reasons other than for Cause (as defined below) or by Executive for Good Reason (as defined below) within the 12 month period following a Change of Control (as defined below), then, in addition to the severance obligations due to Executive under paragraph 5 above, 100% of any then-unvested shares under Company stock options then held by Executive will vest upon the date of such termination.

7.             Definitions.  For purposes of this Agreement:

a.     “Cause” means termination of employment by reason of Executive’s: (i) material breach of this Agreement, the PIIA (as hereinafter defined) or any other confidentiality, invention assignment or similar agreement with the Company; (ii) repeated negligence in the performance of duties or nonperformance or misperformance of such duties that in the good faith judgment of the Board of Directors of the Company adversely affects the operations or reputation of the Company; (iii) refusal to abide by or comply with the good faith directives of the Company’s CEO or Board of Directors or the Company’s standard policies and procedures, which actions continue for a period of at least ten (10) days after written notice from the Company; (iv) violation or breach of the Company’s Code of Ethics, Financial Information Integrity Policy, Insider Trading Compliance Program, or any other similar code or policy adopted by the Company and generally applicable to the Company’s employees, as then in effect; (v) willful dishonesty, fraud, or misappropriation of funds or property with respect to the business or affairs of the Company; (vi) conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime which constitutes a felony in the jurisdiction involved; or (vii) abuse of alcohol or drugs (legal or illegal) that, in the Board of Director’s reasonable judgment, materially impairs Executive’s ability to perform Executive’s duties.

b.     “Change of Control” means (i) after the date hereof, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation or entity that has been approved by the stockholders of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iii) the date of the consummation of the sale or disposition of all or substantially all of the Company’s assets.

c.     “Good Reason” means, without Executive’s consent, (i) a material and adverse change in Executive’s duties (excluding any changes in such duties resulting from the Company becoming part of a larger entity pursuant to a Change of Control) or base salary, or (ii) Executive being required to relocate to an office location more than 50 miles from Executive’s current office in Austin, Texas.  Should Executive be required and agree to relocate from current office in Austin, Texas, all reasonable moving expenses to relocate Executive’s office and private residence shall be paid for and billed directly to Company.

8.             Employment, Confidential Information and Invention Assignment Agreement.  As a condition of Executive’s employment, Executive shall complete, sign and return the Company’s standard form of Proprietary Information and Inventions Agreement (the “PIIA”).

9.             Non-Contravention.  Executive represents to the Company that Executive’s signing of this Agreement, the PIIA, the issuance of stock options to Executive, and Executive’s commencement of employment with the Company does not violate any agreement Executive has with Executive’s previous employer and Executive’s signature confirms this representation.

10.           Conflicting Employment.  Executive agrees that, during the term of Executive’s employment with the Company and during the Severance Period, Executive will not engage in any other employment, occupation, consulting or other business activity competitive with or directly related to the business in which the Company is now involved or becomes involved during the term of Executive’s employment, nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company.  Executive acknowledges that compliance with the obligations of this paragraph is a condition to Executive’s right to receive the severance payments set forth in paragraph 5 above.  Company expressly grants Executive the right and finds no violation of this provision for Executive to serve in a Board or Advisory position with [***] or [***] or other similarly situations as pre-approved by the Chief Executive Officer of Company.

11.           Nonsolicitation.  From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Executive will not, directly or indirectly,

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solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates.  During the Restricted Period, Executive will not, whether for Executive’s own account or for the account of any other person, firm, corporation or other business organization, solicit or interfere with any person who is or during the period of Executive’s engagement by the Company was a collaborator, partner, licensor, licensee, vendor, supplier, customer or client of the Company or its affiliates to the Company’s detriment.  Executive acknowledges that compliance with the obligations of this paragraph is a condition to Executive’s right to receive the severance payments set forth in paragraph 5 above.

12.           Arbitration and Equitable Relief.

a.     In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1283.05 (THE “RULES”) AND PURSUANT TO CALIFORNIA LAW.  Disputes which Executive agrees to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims.  Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

b.     Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $125.00 of any filing fees associated with any arbitration Executive initiates.  Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.  Executive agrees that the decision of the arbitrator shall be in writing.

c.     Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

d.     In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the PIIA between Executive and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.  Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction.  In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

e.     Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

f.      Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

13.           Successors of the Company.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement shall be assignable by the Company in the event of a merger or similar transaction in which the Company is not the surviving entity, or of a sale of all or substantially all of the Company’s assets.

14.           Enforceability; Severability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

15.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without giving effect to Texas’s choice of law rules.  This Agreement is deemed to be entered into entirely in the State of Texas.  This Agreement shall not be strictly construed for or against either party.

16.           No Waiver.  No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement.

17.           Amendment To This Agreement.  This Agreement may be amended only in writing by an agreement specifically referencing this Agreement, which is signed by both Executive and an executive officer or member of the Board of Directors of the Company authorized to do so by the Board by resolution.

18.           Headings.  Section headings in this Agreement are for convenience only and shall be given no effect in the construction or interpretation of this Agreement.

19.           Notice.  All notices made pursuant to this Agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the following addresses, or such other addresses as the Parties may later designate in writing:

                If to the Company:

                Ciphergen Biosystems, Inc.

                6611 Dumbarton Circle

                Fremont, California 94555

                Attention:  Chief Financial Officer

                If to Executive:

                Gail Page

                c/o Ciphergen Biosystems, Inc.

                6611 Dumbarton Circle

                Fremont, California 94555

20.           Expense Reimbursement.  The Company shall promptly reimburse Executive reasonable business expenses incurred by Executive in furtherance of or in connection with the performance of Executive’s duties hereunder, including expenditures for travel, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

21.           General; Conflict.  This Agreement and the PIIA, when signed by Executive, set forth the terms of Executive’s employment with the Company and supersede any and all prior representations and agreements, whether written or oral.  Executive and the Company agree that in the event of any conflict between the provisions of this Agreement with the PIIA or with the Offer Letter to Executive dated August 8th, 2005, the provisions of this Agreement shall control.

Ciphergen Biosystems, Inc. a Delaware corporation

By:	/s/ MATTHEW J. HOGAN

Name:	Matthew J. Hogan

Title:	Senior Vice President and Chief Financial Officer

ACCEPTED AND AGREED TO this
3rd day of November, 2005.

/s/ GAIL PAGE
Gail Page